UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2023

MINIM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37649	04-2621506
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

848 Elm Street Manchester, NH 03101

(Address of principal executive offices, including zip code)

(833) 966-4646

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 24013e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of Each Class	Trading Symbol	Name of Each Exchange On Which Registered
Common Stock, $.01 par value per share	MINM	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2023, Jeremy Hitchcock, age 41, a director of Minim, Inc. (the “Company”) and Chairman of the Company’s Board of Directors, was appointed as Executive Chairman of the Company and will, accordingly, be the Company’s principal executive officer. Mr. Hitchcock will not receive any compensation from the Company in connection with his service in such capacity other than compensation he now receives in his capacity as a non-employee director of the Company. Mr. Hitchcock is married to Elizabeth Hitchcock, who is also a director of the Company.

Mr. Hitchcock has been a director of Minim since May 2019, and since February 2020, has served as Chairman of the Board. From May to December of 2020, he also served as the Minim’s Principal Executive Officer. Mr. Hitchcock is a co-founder of Cadence Connectivity, Inc., the foundation of the software division at Minim. Since January 2020, Mr. Hitchcock has served as a partner at New North Ventures. Since 2017, Mr. Hitchcock has served as a principal at Orbit Group LLC. In 2001, Mr. Hitchcock co-founded Dyn (ACQ: Oracle, 2018). Mr. Hitchcock holds a B.S. degree in Management Information Systems from Worcester Polytechnic Institute.

As previously reported in the Company’s report on Form 8-K filed on December 5, 2022 with the Securities and Exchange Commission, the Company and Slingshot Capital, LLC (“Slingshot Capital”), a company wholly-owned by Mr. and Mrs. Hitchcock, are parties to a Bridge Loan Agreement, dated as of November 30, 2022, pursuant to which Slingshot Capital has made available to the Company a bridge loan in the principal amount up of up to $1,500,000. The Company has drawn $1,000,000 and, subject to Slingshot Capital’s sole discretion, an additional $500,000 may be drawn. Principal and interest are not due and payable until the January 24, 2024 maturity date unless the Company’s senior credit facility with Silicon Valley Bank (the “Senior Lender”) is paid in full on an earlier date. The Company and Slingshot Capital are also party to a Subordination Agreement (the “Subordination Agreement”), dated as of November 30, 2022, pursuant to which debt under the Slingshot Capital loan is subordinated to the outstanding indebtedness and obligations under the Company’s senior credit facility with the Senior Lender. The foregoing descriptions of the Bridge Loan Agreement and the transactions related thereto is qualified by reference to the terms of such Agreement, a copy of which was attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 5, 2022 and is incorporated herein by reference.

Also on April 7, 2023, Mehul Patel, the principal executive officer and a director of Minim, Inc. (the “Company”), resigned as the Company’s principal executive officer and as a director. Mr. Patel is not now and has not been a member of any committee of the Company’s board of directors (the “Board”). The resignation of Mr. Patel was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Company entered into a separation agreement with Mr. Patel on April 7, 2023 (the “Patel Separation Agreement”). Mr. Patel’s outstanding stock options and restricted stock units (“RSUs”) were accelerated by six months as of the date of the Patel Separation Agreement (the “Separation Date”), but will cease to vest after the Separation Date. In accordance with the Company’s equity plans, the vested options and RSUs will remain exercisable for the three months following the Separation Date. Following the Separation Date, Mr. Patel will receive (in monthly installments) his base salary for a period of six months, as well as any earned but unpaid prorated bonus through the Separation Date. The Company will also pay the full COBRA premiums during the same six-month period to the extent needed and until such time as alternative health insurance is obtained or Mr. Patel acquires other full-time employment. The Agreement provides for customary general releases, non-solicitation, cooperation, confidentiality and waivers of claims by Mr. Patel against the Company.

The foregoing description of the Patel Severance Agreement is qualified by reference to the terms of such Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

On April 7, 2023, Philip Frank and Sandra Howe also resigned as directors of the Company. Each of them had previously served on the Audit, Corporate Governance and Compensation Committees of the Board and, by resigning as directors, each of them also resigned from such Committees. The resignation of Mr. Frank and Ms. Howe was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

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Item 7.01 Regulation FD Disclosure.

The Company issued a press release on April 7, 2023 announcing the executive transition. A copy of that press release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

The information in the press release is being furnished, not filed, pursuant to Item 7.01 of Form 8-K. Accordingly, the information in Item 7.01 of this Current Report, including Exhibit 99.1, will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Description
10.1	Separation Agreement, dated April 7, 2023, between Minim, Inc. and Mehul Patel.
99.1	Press release of Minim, Inc., dated April 7, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 7, 2023	MINIM, INC.

	By:	/s/ Dustin Tacker
	Name:	Dustin Tacker
	Title:	Chief Financial Officer

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